UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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of the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12

LSB Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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**** IMPORTANT ****
Dear LSB Corporation Shareholder:
     We are sending you this letter as additional proxy materials relating to our Special Meeting scheduled to be held on October 27, 2010.
     Our Board of Directors recommends that you vote FOR the approval of the agreement and plan of merger, and FOR the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the Merger Agreement.
     Because of the high vote threshold (two-thirds of the outstanding shares must approve the merger) and we have not heard from you, we are sending you this reminder notice, and we urge you to vote your proxy immediately. As a shareholder, you have the ability to vote over the internet, by telephone or by submitting your proxy card, and we are asking you to do so now to save the Company further expense. Instructions on how to vote over the phone or internet are enclosed in this package.
     Your shares cannot be represented at the Special Meeting on the approval of the agreement and plan of merger, or the proposal to adjourn the Special Meeting if necessary or appropriate, unless you either sign and return the enclosed voting form or vote by telephone or over the internet.
     If you sign and return the enclosed proxy card without indicating a choice of “for,” “against” or “abstain” your shares will be voted as recommended by our Board of Directors.
Please Vote Today
     If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., LLC at 800-607-0088.

Regards,

GERALD T. MULLIGAN
President and Chief Executive Officer